Strategic Partners Mutual Funds, Inc.
For the period ended 04/30/06
File number 811-08085


SUB-ITEM 77D
Policies With Respect to Security Investment


Strategic Partners Small Cap Growth Fund
(formerly named "Strategic Partners Managed Small Cap Growth Fund") a series of
STRATEGIC PARTNERS MUTUAL FUNDS, INC.


Supplement dated December 9, 2005
to the Prospectus dated August 5, 2005


Effective on or about December 16, 2005, Deutsche Asset
Management, Inc., 345 Park Avenue, New York, New York 10154, is terminated as Sub-advisor for Strategic Partners Small Cap
Growth Fund (formerly named "Strategic Partners Managed Small-
Cap Growth Fund").

All references to Deutsche Asset Management, Inc. as Sub-advisor for Strategic Partners Small Cap Growth Fund (the "Fund") are hereby deleted from the Prospectus.

Westcap Investors LLC and RS Investment Management, L.P. each continue as Sub-advisor to the Fund.